THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE MAKER.

THIS NOTE IS UNSECURED,  NOT CONVERTIBLE INTO EQUITY OF THE COMPANY OR ITS PARENT, HYPERTENSION DIAGNOSTICS, INC.  (THE “PARENT”) AND  IS SUBORDINATED TO SENIOR DEBT OF THE COMPANY AND THE PARENT.

HDI PLASTICS, INC.

14.5% UNSECURED SUBORDINATED PROMISSORY NOTE

DUE:  OCTOBER 1, 2014

AMOUNT:  $__________________

_______________________ (“Issue Date”)

Note Number PN - ______________

Minnetonka, Minnesota

HDI Plastics., Inc.  a Texas corporation (the "Company") and wholly-owned subsidiary of Hypertension Diagnostics, Inc., a Minnesota corporation (the“Parent”), for value received, hereby promises to pay to the order of  [ INVESTOR NAME  ]   or any assignee thereof (such payee or, in the event or such assignment, the last such assignee, is hereinafter referred to as the "Holder"), the principal sum of  _____________________ (“Par”) on December 30, 2016 (the "Date of Maturity"), with interest on the unpaid balance of such principal amount accrued from the day following the date hereof at a rate equal to Fourteen and one half percent (14.5%) per annum as provided herein.  Unless prepaid earlier pursuant to the provisions of this Note, principal and all accrued but unpaid interest shall be due and payable on the Date of Maturity.  Payment of principal and interest shall be made at the office of the Company in Minnetonka, Minnesota, or at such other place as the Company shall have designated for such purpose to Holder in writing.  All payments on account of this Note, when paid, shall be applied first to the payment of all interest then due on the unpaid balance of this Note and the balance, if any, shall be applied to reduction of the unpaid balance of the principal.

This Note is one in a series of promissory notes substantially identical in form being issued pursuant to a Securities Purchase Agreement intent of even date herewith as part of the Company’s offer and sale of up to $750,000 in principal amount of unsecured subordinated  promissory notes issued by the Company and warrants  to acquire Common Stock of the Parent (the “Offering”). Collectively, this Note and the other promissory notes issued in the Offering are referred to herein as the "Notes".   This Note is unsecured and not convertible into equity of the Company or the Parent.   This Note is guaranteed by the Parent.

1.

Payment of Interest.

Interest shall accrue at a rate of fourteen and one-half percent (14.5%) per annum, payable in each calendar month in arrears beginning October 1, 2012.  Interest will be calculated on the basis of a 360 day year of 12 thirty day months.  Payments of interest shall be made in lawful money of the United States of America to the Holder.

2.

Payment of Principal.    The principal amount of this Note is payable at 105% of Par on the Date of Maturity.

3.

Guarantee.  Payment of principal and interest hereunder are guaranteed by the Parent.

4.

Subordination and Priority.

Payment of this Note is subordinated in right of payment to payment of any indebtedness owing by the Company or any future senior indebtedness owed by the Company or the Parent.  Holder agrees to execute subordination agreements in such form as is reasonably requested by any future senior debt holders.  Payment of this Note is senior to any and all future subordinated debt of the Company and the Parent.   Except as hereinbefore set forth, this Note, together with the other Notes, are general unsecured obligations of the Company.

6.

Mandatory Prepayment.

In the event of a “Liquidation Event” of the Company (as provided below), the Company shall be required to prepay the principal and accrued by unpaid interest of this Note in whole, but not in part, pursuant to the schedule indicated in Section 5 hereof.   Upon or prior to an occurrence of  a Liquidation Event, the Company shall be required to give the Holder notice in writing of such Liquidation Event.   Any payment required to the Holder under this Section 6 shall paid within thirty (30) days following the Liquidation Event.

For purposes of this Section 6, a Liquidation Event shall be deemed to be the following: (i) any sale, transfer, or other disposition by the Company of all or substantially all of its assets; (ii) a merger or reorganization in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those persons holding those securities immediately prior to the transaction in a transaction approved by the shareholders; (iii) a winding up of the Company or the shareholders of the Company shall approve a plan of complete liquidation of the Company.

7.

Events of Default.  Any of the following events shall constitute an "Event of Default" hereunder.

(a)

If the Company shall fail to pay, when due, any amounts required to be paid by the Company under this Note and the Holder has given the Company ten (10) days written notice of said default;

(b)

If the Company defaults in the performance of or compliance with any term contained in this Note (other than the Event of Default set forth in Section 7(a) hereof), or breaches a representation and warranty set forth in the Securities Purchase Agreement of even date herewith by and among the Holder, the Company and the Parent and such default shall not have been remedied, or affirmative action shall not have been taken to cure the same, within 30 days (or, if a cure cannot reasonably be so effected within 30 days, within such reasonable period as such cure can be effected by the prompt and diligent action of the Company) and the Holder has given the Company written notice of said default; or

(c)

If the Company fails to discharge material judgments against it or makes an assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or is adjudicated bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting or fails to deny the material allegations of a petition filed against the Company for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or the Company or its directors or a majority of its shareholders takes any action with a view toward the dissolution or liquidation of the Company.

8.

Remedies on Default.  If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may demand payment immediately to the Company and the Parent pursuant to that certain Guarantee of even date hereof of the outstanding principal hereof and accrued interest and other amounts owed hereon and may further proceed to protect and enforce the rights of such proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms thereof or in aid of the exercise of any right, power or remedy granted thereby or by law, equity, statute or otherwise.  No course of dealing and no delay on the part of the Holder of this Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder's rights, power or remedies.  No right, power or remedy conferred hereby shall be exclusive of any right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

9.

Transfer or Exchange.

  Holder agrees to give written notice to the Company before transferring or exchanging this Note of Holder's intention to so transfer or exchange, describing briefly the manner and purpose of the proposed transaction. Holder shall be entitled to carry out such transfer or exchange in accordance with the terms of the notice delivered by Holder to the Company if: (i) in the opinion of legal counsel for the Company, the proposed transaction may be effected without registration or qualification (under any federal or state law) of this Note; and (ii) each proposed transferee executes and delivers a written statement of investment intent in a form reasonably acceptable to the Company and such legal counsel.

Upon receipt of such legal opinion and statement(s) of investment intent and surrender of this Note for such purpose to the Company at the principal office of the Company or such other office or agency as the Company may authorize for such purpose, the Company at its expense (except for any transfer tax arising out of the transfer or exchange) shall execute and deliver in exchange therefore new Notes, in the denomination or denominations (in integral multiples of $1,000) as Holder may request, in an aggregate principal amount equal to the unpaid portion of the principal amount of this Note surrendered and substantially in the form thereof, dated as of the date hereof and payable to or upon the order of such persons as may be designated by Holder.

10.

Replacement.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, at the option of the Company, in the case of loss, theft or destruction, upon delivery of a bond or indemnity satisfactory to the Company, or in the case of mutilation, upon surrender and cancellation of such mutilated Note, the Company shall issue a new Note of like tenor as the lost, stolen, destroyed or mutilated Note.

11.

Construction of Agreement; Amendment.  This Note shall be construed in accordance with the laws of the State of Minnesota without regard to conflict of laws provisions set forth therein.  This Note may not be waived, changed, discharged or terminated orally, nor shall any delay or failure on the part of Holder in exercising any right hereunder affect such right or be deemed a waiver of any default by the Company.   This Note may only be amended in writing duly executed by the Holder, the Company and the Parent.

12.

Register of Holders.  The Company shall keep at its principal office a register in which the Company shall provide for the registration or transfer of this Note.  Each Holder of this Note consents and agrees that the Company, in its discretion, may deem and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes, any notice to the contrary notwithstanding.  Payment of or on account of the principal of or interest on this Note shall be made only to or upon the order of the registered owner hereof.  All such payments shall be valid and effectual to satisfy and discharge the liability upon this Note to the extent of the sum or sums so paid.

13.

No Voting Rights.  This Note shall not entitle Holder to any voting rights or other rights as a shareholder of the Company or of the Parent.

14.

Notices.  All communications hereunder shall be in writing and shall be personally delivered or mailed by first class mail, postage prepaid, return receipt requested, if to the Company at 10275 Wayzata Boulevard, Suite 310, Minnetonka, Minnesota, 55305  or, if to Holder, to Holder's address as reflected on the books and records of the Company, or to such other address as either party shall designate in writing to the other.

15.

Waivers.  Maker waives presentment, protest and demand, notice of protest, notice of dishonor and non-payment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of Maker.

IN WITNESS WHEREOF, the Company has caused this Note to be signed, delivered and attested to by its duly authorized officers.

HDI PLASTICS, INC.

Dated:  ____________

By:

Name:  Kenneth W. Brimmer

Title:  Chief Executive Officer

858090

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